Exhibit 99.1
NEWS RELEASE
Contact:
Raymond Ruddy
Vice President and Controller
(978) 206-8220
Raymondr@psychemedics.com
PSYCHEMEDICS CORPORATION DECLARES A $.50/SHARE SPECIAL DIVIDEND
Acton, Massachusetts, November 17, 2008 — Psychemedics Corporation (NASDAQ:PMD) today announced a special dividend of $.50 per share payable December 24, 2008 to shareholders of record on December 10, 2008.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said “Psychemedics’ strong earnings and cash flow have resulted in aggregate cash and investments of approximately $9.1 million dollars and no long term debt as of September 30, 2008. The board of directors decided to enhance shareholder return with this special dividend which also allows our shareholders to accrue the benefit under the current tax structure. The Company has no plans at this time to change its current dividend rate. We believe this special dividend is consistent with our continuous commitment to enhance shareholder value and returns.”
It is important to note this special dividend is in addition to the regular quarterly dividend the Company announced on November 3, which is payable to shareholders of record as of December 3, 2008 to be paid on December 17, 2008.
Psychemedics is the world’s largest provider of testing for drugs of abuse using hair analysis with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and Federal Reserve Banks.
The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.